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                                                                      Exhibit 99


NEWS MEDIA CONTACTS:
John C. Millen
614-249-6348
Jeff Botti
614-249-6339

INVESTOR CONTACT:
Dan Amodeo
614-249-9039

                                February 10, 1999
                              For Immediate Release

                NFS TAPS PAUL HONDROS, FORMER FIDELITY EXECUTIVE,
                   TO BUILD NEW INVESTMENT MANAGEMENT COMPANY

         COLUMBUS, OHIO -- In a move to expand its $20 billion investment management business, Nationwide Financial Services (NYSE: NFS) today announced it is establishing an investment management company that will be led by Paul Hondros, an industry leader.

"The addition of Paul Hondros and the formation of this new company represent a giant step forward in efforts to strengthen our retirement savings franchise by expanding our investment management capabilities," said Joseph J.
Gasper, NFS president and chief operating officer.

The new company, yet unnamed, will be headquartered in the Philadelphia area, where it will operate as an independent arm of NFS. Hondros, who will be president and chief executive officer of the new company, was formerly president of Fidelity Investments' institutional services and retail groups and of Pilgrim Baxter & Associates.

The new company will combine NFS' existing investment management operations under one organization with its own brand. NFS' current investment management operations consist of Nationwide Advisory Services, Inc. and Morley Financial Services, Inc., which NFS acquired last May.

"Under Paul's leadership, this company will build on NFS' current investment management operation by acquiring smaller companies and expanding the distribution of our existing mutual funds," Gasper said.

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NFS/HONDROS--2

"The opportunity to be a part of NFS' aggressive investment management strategy is exciting," Hondros said. "I have known and worked with NFS' core management group for years, and I'm pleased to now join this team.

"NFS is a fast-growing and innovative company," Hondros said. "We have a unique opportunity to build on an already solid investment management franchise that has been delivering strong returns to its clients for decades. NFS also has one of the country's strongest distribution systems, which can be leveraged to better serve our customers."

In establishing the new company, Hondros will build a management structure to execute NFS' investment management strategy, evaluate investment management firms for acquisition, immediately seek to expand distribution, and develop a brand.

Hondros also will integrate Nationwide Advisory Services and Morley Financial Services into the new operation, and launch funds that complement Nationwide's existing array of funds.

NAS, with $11 billion in assets under management, now offers 35 funds (15 retail funds and 20 insurance funds), 18 of which are subadvised. Its flagship fund is the $2.4 billion Nationwide Fund, a large cap blend fund managed by Charles S. Bath. It carries Morningstar's 5-star rating.

Morley, based in Portland, is a leader in stable value funds, which seek greater returns than money markets offer, but with even less risk than high-quality bonds. Morley manages $8 billion in assets, mostly through the institutional Morley Stable Value Fund and the new Morley Capital Accumulation Fund, one of the country's first retail stable value mutual funds.

NAS and Morley operations will continue in Columbus and Portland, respectively.

Hondros began his career in the financial services industry in 1975 with SEI Corporation, a Philadelphia-area provider of investment management software and mutual fund services.

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NFS/HONDROS--3

He moved to Boston in 1990 to join Fidelity Investments, where he served as president and chief operating officer of its Institutional Services Company, whose assets grew from $25 billion to $130 billion during his five-year tenure. He subsequently was picked to head up Fidelity's 7,000-employee Retail Group.

Hondros returned to the Philadelphia area in 1997 as president and chief operating officer of Pilgrim Baxter & Associates, Ltd., an investment advisor.

NFS is the publicly traded holding company for the long-term savings operations of the Nationwide Insurance Enterprise, a Columbus-based Fortune 500 organization engaged in diversified insurance and financial services. The Enterprise had 1997 assets of $83 billion and revenues of nearly $23 billion.

NFS, with 1998 assets of nearly $75 billion and statutory premiums and deposits of nearly $13 billion, is a major provider of fixed and variable annuities, traditional and variable life insurance, pension plans, and other long-term savings products.

Nationwide Life Insurance Company, NFS' principal operating subsidiary, is the country's fifth largest life insurer by premiums and deposits and the 12th largest when ranked by assets.

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